Exhibit 99.8

ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (the “Agreement”), dated as of August 7, 2013, by and among APPLE FUND MANAGEMENT, LLC, a Virginia limited liability company (“Apple Fund”), Apple Nine Advisors, Inc., a Virginia corporation (“Advisors”) APPLE REIT NINE, INC., a Virginia corporation (“Apple Nine”).

INTRODUCTION

A.           Advisors owns all of the membership interests (the “Interest”) in Apple Fund.

B.           Apple Nine,  Apple REIT Seven, Inc., a Virginia corporation (“Apple Seven”), Apple REIT Eight, Inc., a Virginia corporation (“Apple Eight” and together with Apple Seven and the Apple Nine, the “Apple REITs”), and Apple Seven Acquisition Sub, Inc. a Virginia corporation and wholly-owned subsidiary of Apple Nine (“Seven Acquisition Sub”), and Apple Eight Acquisition Sub, Inc., a Virginia corporation and wholly-owned subsidiary of Apple Nine (“Eight Acquisition Sub”), have entered into the Agreement and Plan of Merger dated as of the date hereof (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Seven Acquisition Sub will merge with and into Apple Seven (the “Apple Seven Merger”), and Eight Acquisition Sub will merge with and into Apple Eight (the “Apple Eight Merger,” together with the Apple Seven Merger, the “Mergers,”) and in such Mergers, each will become  wholly-owned subsidiary of Apple Nine.

C.           In order to induce the Apple REITs to enter into the Merger Agreement and proceed with the Mergers, Advisors and Apple Fund desire to enter into this Agreement.

D.           Advisors desires to assign the Interest to Apple Nine and Apple Nine desires to accept the assignment of the Interest.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ASSIGNMENT OF THE INTEREST

1.1 Assignment of Interest.  Advisors hereby assigns, transfers and delivers to Apple Nine, and Apple Nine hereby accepts, effective as of the Transfer Time and without further action by any party hereto or any other Person, all right, title and interest in and to the Interest, and in exchange Apple Nine shall, at the Transfer Time, pay to Advisors the cash consideration described in Section 2.1 and, in the capacity of a member (within the meaning of the Virginia Limited Liability Company Act, as amended), execute and deliver to Apple Fund a counterparty signature page to the Amended and Restated Operating Agreement of Apple Fund, dated as of October 5, 2007 (the “Joinder Signature Page”).

1.2 Acknowledgment of Apple Fund’s Assets and Liabilities.  The parties hereto acknowledge that Apple Fund’s assets and liabilities as of the date of this Agreement include, but are not limited to:

(a) all rights, interests, duties and obligations under the Transfer Agreement, dated as of May 23, 2007, by and between Apple Hospitality Two, Inc., a Virginia corporation, and Apple Hospitality Five, Inc., a Virginia corporation (the “Apple Two Transfer Agreement”);

(b) all rights, interests, duties and obligations under the Assignment and Transfer Agreement, dated as of October 5, 2007, by and among Apple Fund, Apple Hospitality Five, Inc., a Virginia corporation, and Apple REIT Six, Inc., a Virginia corporation, and, solely for the purposes of Articles III, IV and V thereof, Inland American Real Estate Trust, Inc., a Maryland corporation, and Apple Six Advisors, Inc., a Virginia corporation (the “Apple Five Transfer Agreement”); and

(c) all rights, interests, duties and obligations under the Assignment and Transfer Agreement, dated as of November 29, 2012, by and among Apple Fund, Apple REIT Six, Inc., a Virginia corporation (“Apple Six”), Advisors, and, solely with respect to Sections 2.2 and 2.6 thereof, Apple Seven Advisors, Inc., Apple Eight Advisors, Inc. and Apple Ten Advisors, Inc. (the “Apple Six Transfer Agreement”; and, together with the Apple Two Transfer Agreement and the Apple Five Transfer Agreement, the “Transfer Agreements”).

1.3 Acknowledgement and Guarantee of Apple Five Transfer Agreement.  To relieve Advisors of its liabilities and obligations under the Apple Five Transfer Agreement, Apple Nine (i) formally acknowledges and unconditionally and irrevocably guarantees, from and after the Transfer Time, all liabilities and obligations of Apple Fund under the Apple Five Transfer Agreement, if any, and (ii) shall, at the Transfer Time, execute and deliver the Acknowledgement and Guarantee set forth on Exhibit A hereto.

1.4 Assignment, Acknowledgement and Guarantee of Apple Six Transfer Agreement.  Advisors, effective as of the Transfer Time or at such later time as Buyer (as defined in the Apple Six Transfer Agreement) and Acquisition Sub (as defined in the Apple Six Transfer Agreement), as successor by merger to Apple Six, have consented to such assignment if such consent has not been provided at or before the Transfer Time (“Consent Time”) and without further action by any party hereto or any other Person, fully assigns to Apple Nine all of its right, interests, duties and obligations under the Apple Six Transfer Agreement and Apple Nine hereby, effective as of the later of the Transfer Time or the Consent Time and without further action by any party hereto or any other Person, accepts the foregoing assignment of the Apple Six Transfer Agreement and hereby assumes, and agrees to pay, perform and discharge when due from and after the later of the Transfer Time or the Consent Time, all obligations and liabilities (of any nature whatsoever) of Advisors arising under or relating to the Apple Six Transfer Agreement.  To relieve (i) Advisors and (ii) Apple Seven Advisors, Inc., Apple Eight Advisors, Inc. and Apple Ten Advisors, Inc. (collectively, the “Other Apple Entities”) of their liabilities and obligations under the Apple Six Transfer Agreement, Apple Nine (i) formally acknowledges and unconditionally and irrevocably guarantees, from and after the later of the Transfer Time or the Consent Time, all liabilities and obligations of Apple Fund, Advisors and the Other Apple Entities under the Apple Six Transfer Agreement, if any, and (ii) shall, at the later of the

Transfer Time or the Consent Time, execute and deliver the Acknowledgement and Guarantee in substantially the form set forth on Exhibit B hereto (together with Exhibit A hereto and the Joinder Signature Page, collectively the “Ancillary Documents”) with such changes as Advisors may reasonably request provided such changes are approved by the Special Committee of Apple Nine (prior to the Effective Time) or a majority of the non-management directors of the board of directors of Apple Nine (after the Effective Time).  Advisors and Apple Fund hereby consent to the assignment of the Apple Six Transfer Agreement pursuant to the provisions of this Section 1.4.

ARTICLE II

TRANSFER AGREEMENT

2.1 Consideration.  At the Transfer Time, Apple Nine shall pay to Advisors a total of $1.00 in cash consideration.  Additional consideration for the transactions contemplated by this Agreement is provided as described in the Introduction to this Agreement.

2.2 Advisors Representations.  Advisors hereby represents and warrants to Apple Nine that:

(a) Advisors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted.

(b) Advisors has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Advisors, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the board of directors of Advisors and no other corporate proceedings on the part of Advisors are necessary with respect thereto.  This Agreement has been duly executed and delivered by Advisors and, assuming that the other parties hereto have duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Advisors, enforceable in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

(c) The execution and delivery of this Agreement by Advisors does not, and the consummation of the transactions contemplated hereby and compliance by Advisors with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or other rights or obligations or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (each, a “Lien”) upon any of the properties or assets of Advisors or any of its Subsidiaries under (A) the Articles of Incorporation, bylaws or similar organizational documents of Advisors, (B) any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit indenture, security or pledge agreement, mortgage, franchise agreement, undertaking, covenant not to compete, employment agreement, license, lease, instrument, obligation or commitment (whether written or oral and whether express or implied) (each, a “Contract”) or other instrument applicable to Advisors or its properties or assets or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Advisors, other than, in the case of clause (B) or (C), any such conflicts, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Advisors to perform its obligations under this Agreement.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Advisors in connection with the execution or delivery of this Agreement by Advisors or the consummation by Advisors of any of the transactions contemplated hereby.

(e) No claims for indemnification or otherwise has been made by any party to any of the Transfer Agreements.  Advisors is not in material breach of or material default under any such Transfer Agreement.  Advisors has not received any written claim or notice of material breach of or material default under any such Transfer Agreement.  To Advisor’s Knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or material default under any such Transfer Agreement by Advisors, the Other Apple Entities or the other parties thereto (in each case with or without notice or lapse of time or both).

(f) Advisors owns the Interest free and clear of any Lien and any other limitation or restriction on the right to sell, transfer or otherwise dispose of the Interest.

2.3 Apple Fund Representations.  Apple Fund hereby represents and warrants to Apple Nine that:

(a) Apple Fund is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has limited liability company power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted.  Apple Fund has no Subsidiaries.

(b) Apple Fund has limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Apple Fund, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the governing body of Apple Fund and no other limited liability company proceedings on the part of Apple Fund are necessary with respect thereto.  This Agreement has been duly executed and delivered by Apple Fund and, assuming that the other parties hereto have duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Apple Fund, enforceable in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

(c) The execution and delivery of this Agreement by Apple Fund does not, and the consummation of the transactions contemplated hereby and compliance by Apple Fund with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or other rights or obligations or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Apple Fund under (A) the certificate of formation, limited liability company agreement or similar organizational documents of Apple Fund, (B) any contract or other instrument applicable to Apple Fund or its properties or assets or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Apple Fund, other than, in the case of clause (B) or (C), any such conflicts, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Apple Fund to perform its obligations under this Agreement.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Apple Fund in connection with the execution or delivery of this Agreement by Apple Fund or the consummation by Apple Fund of any of the transactions contemplated hereby.

(e) No claims for indemnification or otherwise has been made by any party to any of the Transfer Agreements.  To Apple Fund’s Knowledge, there are no pending or threatened Actions before or by any Governmental Entity against Apple Fund or any of its assets.

(f) To Apple Fund’s Knowledge, Schedule 2.3(f) hereto contains a true, complete and accurate list of all employee benefit plans, programs, policies or arrangements maintained or contributed to by Apple Fund or with respect to which Apple Fund has at any time had any Liability or potential Liability (the “Apple Fund Benefit Plans”).

(g) To Apple Fund’s Knowledge, Apple Fund has no liabilities whatsoever, whether direct or indirect, primary or secondary, or contingent, with respect to (i) any employee benefit plan, program, policy or arrangement other than the Apple Fund Benefit Plans or (ii) any prior business activities performed by Apple Fund that are unrelated to the performance of advisory services of the same type currently performed by Apple Fund.  Apple Fund is not engaged in any business activities other than with respect to the performance of advisory services for Apple Seven, Apple Eight, Apple Nine and Apple REIT Ten, Inc.

2.4 Apple Nine Representations.  Apple Nine hereby represents and warrants to Advisors that:

(a) Apple Nine is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted.

(b) Apple Nine has corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Documents by Apple Nine, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of Apple Nine and no other corporate proceedings on the part of Apple Nine are necessary with respect thereto.  This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by Apple Nine and, assuming that the other parties hereto have duly authorized, executed and delivered this Agreement and will duly authorize, execute and deliver the Ancillary Documents, this Agreement constitutes, and the Ancillary Documents will constitute, valid and binding obligations of Apple Nine, enforceable in accordance with their terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

(c) The execution and delivery of this Agreement by Apple Nine does not, and the execution and delivery of the Ancillary Documents will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Apple Nine with the provisions of this Agreement and the Ancillary Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or other rights or obligations or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Apple Nine or any of its Subsidiaries under (A) the articles of incorporation, bylaws or similar organizational documents of Apple Nine, (B) any Contract or other instrument applicable to Apple Nine or its properties or assets or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Apple Nine, other than, in the case of clause (B) or (C), any such conflicts, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Apple Nine to perform its obligations under this Agreement or the Ancillary Documents.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Apple Nine in connection with the execution or delivery of this Agreement and the Ancillary Documents by Apple Nine or the consummation by Apple Nine of any of the transactions contemplated hereby and thereby.

2.5 Indemnification.

(a) From and after the Transfer Time, Apple Fund and Apple Nine shall jointly and severally defend, protect and indemnify Advisors and its Subsidiaries, each of the Other Apple Entities and each of their respective officers, directors, shareholders, partners, Affiliates, employees, agents, managers, members, representatives, successors and assigns or any officer, director, shareholder, partner, Affiliate, employee, agent, manager, member, representative, successor and assign of any of the foregoing and save and hold each of them harmless from and against, and pay on behalf of or reimburse each such indemnified party on demand as and when incurred, any and all Liabilities incurred by such indemnified parties or any of them as a result of, or arising out of, or relating to (i) the Apple Two Transfer Agreement, the Apple Five Transfer Agreement or the Apple Six Transfer Agreement including, without limitation, any Liabilities of Advisors or the Other Apple Entities under Section 2.6 of the Apple Six Transfer Agreement, (iii) any employee benefit plan, program, policy or arrangement maintained or contributed to by Apple Fund or with respect to which Apple Fund has at any time had any Liability or potential Liability, including (without limitation) the Apple Fund Benefit

Plans, (iv) the breach or inaccuracy of any of the representations or warranties of Apple Nine set forth herein, and (vi) any breach by Apple Nine of any of its covenants or agreements contained herein.

(b) From and after the Transfer Time, Advisors shall defend, protect and indemnify Apple Nine and its officers, directors, shareholders, partners, Affiliates, employees, agents, managers, members, representatives, successors and assigns or any officer, director, shareholder, partner, Affiliate, employee, agent, manager, member, representative, successor and assign of any of the foregoing and save and hold each of them harmless from and against, and pay on behalf of or reimburse each such indemnified party on demand as and when incurred, any and all Liabilities incurred by such indemnified parties or any of them as a result of, or arising out of, or relating to the breach or inaccuracy of any of the representations or warranties of Advisors and/or Apple Fund set forth herein, and any breach by Advisors of any of its covenants or agreements contained herein.

(c) Whenever a claim shall arise for indemnification hereunder or upon receipt by an indemnified party of a written threat of a claim which such indemnified party reasonably believes may give rise to a claim for indemnification hereunder, such indemnified party shall give prompt written notice to the indemnifying parties of the claim for indemnification and the facts, in reasonable detail, constituting the basis for such claim (a “Claim Notice”); provided that failure of an indemnified party to give a prompt Claim Notice shall not release, waive or otherwise affect an indemnifying party’s obligations with respect thereto except to the extent that such indemnifying party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(d) The obligations and liabilities of the indemnifying parties to an indemnified party under this Agreement with respect to claims resulting from the assertion of Liabilities by Persons other than an indemnified party under Section 2.5(a) or (b) (including claims of a Governmental Entity for penalties, fines and assessments) (a “Third-Party Claim”) shall be subject to the following conditions:

(i) The indemnified party shall give a prompt Claim Notice to the indemnifying parties of the nature of the Third-Party Claim and the amount thereof to the extent known; provided that failure of an indemnified party to give a prompt Claim Notice shall not release, waive or otherwise affect an indemnifying party’s obligations with respect thereto except to the extent that such indemnifying party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(ii) The indemnifying parties shall be entitled to participate in the defense of such Third Party Claim.  If the indemnifying parties acknowledge in writing their obligation to indemnify the indemnified party hereunder against any Liability that may result from such Third-Party Claim, then the indemnifying parties shall be entitled to assume the defense of such Third-Party Claim at their expense and through counsel selected by the indemnifying parties (which counsel shall be reasonably acceptable to the indemnified party) within 30 days of the receipt of a Claim Notice with respect to such Third-Party Claim from the indemnified party.  If a Claim Notice is given to the indemnifying parties with respect to a Third-Party Claim and the indemnifying parties do not, within such 30-day period, assume the defense of such Third-Party Claim in accordance with this Section 2.5(d), the indemnifying parties will be bound by any determination made in such Third-Party Claim or any commercially reasonable compromise or settlement effected by the indemnified party.  If the indemnifying parties have assumed the defense of a Third-Party Claim in accordance with this Section 2.5(d), then no compromise or settlement of such Third-Party Claim may be effected by the indemnifying parties without the indemnified party’s prior written consent unless (A) such compromise or settlement (i) includes as an unconditional term thereof the delivery by the Person(s) asserting such claim to the indemnified party of a written unconditional release from all Liabilities in respect of such Third-Party Claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (B) the sole relief provided for in such compromise or settlement is monetary damages which will be paid in full by the indemnifying parties.  No Third-Party Claim which is being defended in good faith by the indemnifying parties in accordance with the terms of this Agreement shall be settled by the indemnified party without the prior written consent of the indemnifying parties (which shall not be unreasonably withheld).

(iii) In any suit, action, claim, arbitration or proceeding relating to a Third-Party Claim the defense of which has been assumed by the indemnifying parties in accordance with this Section 2.5(d): (A) the indemnified party shall have the right to be represented by advisory counsel and accountants of its own choosing at the indemnified party’s sole cost and expense, except the indemnified party shall be entitled to retain its own counsel at the expense of the indemnifying parties if (x) the indemnified party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the indemnifying parties, and, in the reasonable judgment of the indemnified party, counsel for the indemnifying parties could not adequately represent the interests of the indemnified party because such interests could be in conflict with those of the indemnifying parties, (y) such Third-Party Claim involves, or is reasonably likely to have a material effect on, any matter beyond the scope of the indemnification obligation of the indemnifying parties, or (z) the indemnifying parties shall not have assumed the defense of the Third-Party Claim in a timely fashion; and (B) the indemnifying parties shall keep the indemnified party fully informed as to the status of such Third-Party Claim at all stages thereof, whether or not the indemnified party is represented by its own counsel.  With respect to any Third-Party Claim (1) the indemnifying parties shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying parties relating to such Third-Party Claim; and (2) the indemnifying parties and the indemnified party, as the case may be, shall render to each other such assistance as may be reasonably required of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) Notwithstanding anything in this Agreement or any applicable law to the contrary, it is understood and agreed by the parties hereto that no director, officer, employee, agent, shareholder or Affiliate of the indemnifying parties shall have (i) any personal liability to an indemnified party as a result of the breach of any representation, warranty, covenant or agreement of the indemnifying parties contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or (ii) any personal obligation to indemnify an indemnified party for any claims pursuant to this Agreement, and the indemnified parties will not seek recourse or commence any action against any director, officer, employee, agent, shareholder or Affiliate of the indemnifying parties or any of their personal assets as a result of the breach of any representation, warranty, covenant or agreement of the indemnifying parties contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or thereby.

(f) To the extent that the undertakings in Section 2.5(a) or (b) by the indemnifying parties may be unenforceable for any reason, such indemnifying parties shall make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law.

(g) For purposes of this Agreement, the term “Liabilities” shall mean any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, except as set forth in Section 3.9 below, liabilities and damages and expenses (irrespective of whether any such indemnified party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing.

ARTICLE III

GENERAL PROVISIONS

3.1 Assignment.  This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the prior written consent of each of the other parties hereto.  Subject to the foregoing, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of permitted successors and permitted assigns of the parties hereto.

3.2 Termination.  This Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

3.3 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia regardless of the laws that might otherwise govern under the principals of conflict of laws thereof.

3.4 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

3.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.6 Services; Access; Cooperation; Further Assurances.  From and after the Transfer Time, each of Apple Fund and Apple Nine (the “Cooperating Parties”) shall (and shall cause its Affiliates and representatives to) provide (or cause to be provided) to Advisors (including, for purposes of this Agreement, any successor in interest to Advisors) and its Subsidiaries and their respective representatives reasonable access to the employees of each Cooperating Party and to all books and records (including any accounting work papers, subject to the execution and delivery, if requested by outside accountants, by Advisors, as applicable, of customary confidentiality agreements relating to the access to such accounting work papers) and any other information or data relating to Apple REIT Six, a Virginia corporation (now BRE Select Hotels Corp., a Delaware corporation) that is available to a Cooperating Party, its Affiliates or representatives, to the extent reasonably requested by Advisors for any reasonable business purpose including complying with its obligations under the Apple Six Transfer Agreement, and only to the extent that Advisors pays for any reasonable third party costs and expenses incurred by a Cooperating Party in connection with providing such access; provided, however, that the Cooperating Parties shall not have any obligation to provide such access if (i) doing so would require the Cooperating Party to incur any material third party cost or expense which Advisors will not agree to reimburse, or (ii) doing so would involve a material amount of time from any employee, Affiliate or representative of the Cooperating Party, and Advisors are unwilling to pay the Cooperating Party or such Affiliate or representative of the Cooperating Party a reasonable amount to adequately compensate it for such time.  Each of the parties hereto shall cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things, necessary, proper or advisable (including by executing any other documents or providing any further materials and documentation) in order to fulfill the provisions of or the purpose of this Agreement, the Apple Six Transfer Agreement and the transactions contemplated hereby.

3.7 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.8 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the transactions contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto and their respective Affiliates with respect to the subject matter hereof, and (b) except as set forth in the immediately following sentence, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  Notwithstanding the foregoing, each Person indemnified pursuant to Section 2.5(a) or (b) of this Agreement shall be an express third party beneficiary under this Agreement with respect to Section 2.5 of this Agreement.

3.9 No Consequential Damages.  No party to this Agreement, nor any indemnified party, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim under this Agreement, including but not limited to claims for indemnification (except to the extent such incidental, indirect or consequential damages or damages for lost profits are awarded to any third party).

3.10 Certain Definitions.  For purposes of this Agreement:

(a) “Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, proceeding or investigation.

(b) “Advisor’s Knowledge” shall mean the actual knowledge of Glade M. Knight.

(c) “Affiliates” means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract, credit agreement or otherwise.

(d)  “Apple Fund’s Knowledge” shall mean the actual knowledge of any of Glade M. Knight, David S. McKenney, Justin G. Knight, Bryan Peery, Kristian Gathright and David Buckley.

(e) “Closing Date” shall mean the date of the closing of the Mergers;

(f)  “Effective Time” shall have the same meaning as in the Merger Agreement.

(g) “Governmental Entity” shall mean any governmental body, whether federal, state, local, municipal, foreign or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), any self-regulatory organization and any arbitral or similar forum;

(h) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(i) “Subsidiary” of a Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary) owns any capital stock or other equity interests of such entity;

(j) “Special Committee” shall have the same meaning as in the Merger Agreement; and

(k) “Transfer Time” shall mean the time the assignments and other actions contemplated by Sections 1.1, 1.3, and 1.4 shall become effective, which time shall be on the Closing Date immediately following the Effective Time (as defined in the Merger Agreement).

3.11 Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and, with respect to Apple Nine, with the prior approval of the Special Committee thereof (prior to the Effective Time) or a majority of the non-management directors of the board of directors thereof (after the Effective Time).  No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

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IN WITNESS WHEREOF, Apple Fund, Advisors and Apple Nine have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
APPLE FUND MANAGEMENT, LLC

By:           /s/ Justin G. Knight______________
Name:          Justin G. Knight
Title:            Manager

APPLE NINE ADVISORS, INC.

By:           /s/ Glade M. Knight______________
Name:          Glade M. Knight
Title:            President

APPLE REIT NINE, INC.

By:           /s/ Justin G. Knight______________
Name:          Justin G. Knight
Title:            President

Signature Page to Assignment and Transfer Agreement

Schedule 2.3(f)

Apple Fund Benefit Plans

1.
Group Benefit Insurance Plan from the Unum Life Insurance Company of America for Short Term Disability, Long Term Disability, Life and Accidental Death and Dismemberment for Apple Fund Management, LLC.

2.	Dental Plan from Anthem Blue Cross and Blue Shield for Apple Fund Management, LLC.

3.	Group Medical and Hospital Services Agreement from Southern Health Services, Inc. for Apple Fund Management, LLC.

4.	Health Savings Account Administration for Apple Fund Management, LLC from Health Savings Administrators LLC.

5.	Apple Fund Management, LLC Profit Sharing Plan administered by Employee Fiduciary Corporation and investment advisors by Mid Atlantic Management Inc. (401(k) Plan)

6.           Employee Benefits in Team Member Handbook:
•	Hotel Discounts
•	Internet Allowance
•	Vacation
•	Sick Leave
•	Personal Days
•	Volunteer Service Hours
•	Holiday Time Off
•	Continuation Health Care (COBRA) Coverage
•	529 Plan – Virginia College Savings Plan
•	Section 125 Cafeteria Plan
•	Flexible Spending Accounts (FSA’s)
•	Workers Compensation Insurance
•	Employee Assistance Program (EAP) from Reliance Standard
•	Educational Opportunities and Educational Reimbursement
•	Industry Related Classes/Seminars
•	Industry Participation (in trade and professional associations)
•	Leaves of Absence including Military Leave, Family and Medical Leave, Personal Leave, Jury Duty/Serving as a Witness, Bereavement Leave and Workers Compensation Leave

7.           Bonus Program

8.	Vision insurance from Eye Med Vision Care LLC for Apple Fund Management, LLC.

9.	Flexible benefit administration by Benefit Solutions, Inc./Your Flex for Apple Fund Management, LLC.

10.	Severance Agreement dated October 16, 2012 between Apple Fund Management LLC and Lisa Little-Adams.

11.           Apple Hospitality Two, Inc. Executive Severance Plan dated August 23, 2005.

12.           Apple Hospitality Two, Inc. Severance Plan dated August 23, 2005.

13.           2003 Incentive Plan of Apple Hospitality Five, Inc.

14.           2003 Non-Employee Directors Stock Option Plan of Apple Hospitality Five, Inc.

15.	Apple Fund Management, LLC Executive Severance Pay Plan, amended and restated as of January 1, 2009.

16.	Apple Fund Management, LLC Severance Pay Plan, amended and restated as of January 1, 2009.

17.	Apple REIT Six, Inc. 2004 Incentive Plan.

18.	Apple REIT Six, Inc. 2004 Non-Employee Directors Stock Option Plan.

EXHIBIT A

Acknowledgment and Guarantee

For valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby unconditionally and irrevocably guarantees all obligations of Apple Fund Management, LLC, a Virginia limited liability company (“Apple Fund”), under Article II of the Assignment and Transfer Agreement (the “Agreement”), dated as of October 5, 2007, by and among Apple Fund, Apple Hospitality Five, Inc., a Virginia corporation, and Apple REIT Six, Inc., a Virginia corporation, and, and, solely for the purposes of Articles III, IV and V of the Agreement, Inland American Real Estate Trust, Inc., a Maryland corporation, and Apple Six Advisors, Inc., a Virginia corporation.  The undersigned hereby expressly waives any right to contest, notice, presentment or any other equitable or legal defense other than the satisfaction of Apple Fund’s obligations guaranteed hereby.

APPLE REIT NINE, INC.

By:
Name:
Title:

EXHIBIT B

Acknowledgment and Guarantee

For valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby unconditionally and irrevocably guarantees all obligations of Apple Fund Management, LLC, a Virginia limited liability company (“Apple Fund”), and Apple Nine Advisors, Inc., a Virginia corporation (“Apple Nine Advisors”), under the Assignment and Transfer Agreement (the “Agreement”), dated as of November 29, 2012, by and among Apple Fund and Apple REIT Six, Inc., a Virginia corporation, Apple Nine Advisors, and, solely with respect to Sections 2.2 and 2.6 of the Agreement, Apple Seven Advisors, Inc., Apple Eight Advisors, Inc. and Apple Ten Advisors, Inc.  The undersigned hereby expressly waives any right to contest, notice, presentment or any other equitable or legal defense other than the satisfaction of Apple Fund’s and Apple Nine Advisors’ obligations guaranteed hereby.

APPLE REIT NINE, INC.

By:
Name:
Title: